UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2006

METRETEK TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-19793	84-11698358
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
303 East 17th Avenue, Suite 660
Denver, Colorado 80203
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (303) 785-8080
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10.1

Item 1.01. Entry into a Material Definitive Agreement.
     On February 6, 2006, EnergyLite, Inc. (“EnergyLite”), a Delaware corporation and wholly-owned subsidiary of PowerSecure, Inc. (“PowerSecure”), a wholly-owned subsidiary of Metretek Technologies, Inc., a Delaware corporation (the “Company”), entered into an Employment and Non-Competition Agreement (“Employment Agreement”) with Ronald W. Gilcrease, the President and Chief Executive Officer of EnergyLite. The Gilcrease Employment Agreement provides for an initial two (2) year employment term for Mr. Gilcrease, with automatic additional one-year renewal periods when the terms expire, unless either the Company or Mr. Gilcrease gives 30 days prior written notice of termination.
     The base salary under the Employment Agreement, which is subject to annual upward adjustments at the discretion of the Board of Directors of EnergyLite, is currently set at $175,000. In addition to the base salary, the Employment Agreement provides, among other things, for an annual bonus of 5% of EnergyLite’s cash flow from operations and a one time extraordinary performance bonus of $1,000,000 in cash, if EnergyLite records at least $2,500,000 in net income, including after taxes and bonuses, for three (3) consecutive years. Under the Employment Agreement, Mr. Gilcrease also received the grant of options to purchase 25,000 shares of the Common Stock, par value $.01 per share, of the Company at an exercise price of $10.40 per share, the last sale price of the Common Stock as reported on the American Stock Exchange on the date of grant, vesting in four equal annual installments commencing on the first anniversary of his employment, with a ten year term. The Employment Agreement also provides Mr. Gilcrease with standard employee benefits and a car allowance. Mr. Gilcrease
     If Mr. Gilcrease’s employment is terminated by EnergyLite without “cause,” then Mr. Gilcrease will be entitled to receive a severance package in the amount equal to the aggregate amount of his base salary he would have received over the remainder of his employment term, if his employment terminates in the first 18 months, and six (6) months of base salary if his employment terminates thereafter (the “Severance Amount”). Under the Employment Agreement, Mr. Gilcrease is prohibited from competing with the business of EnergyLite or its affiliates for a period of one year after the termination of his employment. The Employment Agreement also contains certain restrictions on Mr. Gilcrease’s use of confidential information and use of inventions and other intellectual property. The Employment Agreement provides for EnergyLite to pay any reasonable legal fees and expenses incurred by Mr. Gilcrease in defending himself against any non-competition arrangements for activities related to EnergyLite during the term of his employment
     The Employment Agreement also includes a change in control provision designed to provide for continuity of management in the event either EnergyLite or PowerSecure undergoes a change in control. The Employment Agreement provides that if within three years after a change in control, Mr. Gilcrease’s employment is terminated by EnergyLite for any reason other than for “cause”, or if Mr. Gilcrease terminates his employment for “good reason” (as such terms are defined in the Employment Agreement), then Mr. Gilcrease is entitled to receive a lump-sum severance payment equal to the Severance Amount, together with certain other payments and benefits, including continued participation in all the Company’s insurance plans for a period of six months.
     Under the Employment Agreement, a “change in control” will be deemed to have occurred only if:

•	any person or group becomes the beneficial owner of 50% or more of EnergyLite’s or PowerSecure’s Common Stock;

•	a majority of EnergyLite’s or PowerSecure’s present directors are replaced, unless the election of any new director is approved by a two-thirds vote of the current (or properly approved successor) directors;

•	EnergyLite or PowerSecure approves a merger, consolidation, reorganization or combination, other than one in which EnergyLite’s or PowerSecure’s voting securities outstanding immediately prior thereto continue to represent more than 50% of EnergyLite’s or PowerSecure’s total voting power or of the surviving corporation following such a transaction and EnergyLite’s or PowerSecure’s directors continue to represent a majority of its directors or of the surviving corporation following such transaction; or

•	EnergyLite or PowerSecure approves a sale of all or substantially all of its assets.
     The Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to, and should be read in conjunction with, such exhibit.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
10.1	Employment and Non-Competition Agreement, dated as of February 6, 2006, between EnergyLite, Inc. and Ronald W. Gilcrease.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRETEK TECHNOLOGIES, INC.
By:	/s/ W. Phillip Marcum
W. Phillip Marcum
President and Chief Executive Officer

Date: February 6, 2006

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